EX-99.14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Service Providers – Independent Registered Public Accounting Firm”, “Exhibit A – Form of Plan of Reorganization- Representations and Warranties”, and “Exhibit B – Financial Highlights of the International Fund and the Global Discovery Fund” in the Prospectus/Proxy Statement of Franklin Mutual International Fund and Franklin Mutual Global Discovery Fund which is included in this Registration Statement on Form N-14.

We also consent to the references to our firm: (1) under the caption “Financial Highlights” in the Prospectus of Franklin Mutual International Fund dated May 1, 2019, which was filed on Form N-1A with the Securities and Exchange Commission in Post-Effective Amendment No. 61 (File No. 33-18516) and incorporated by reference in the Prospectus/Proxy which is included in this Registration Statement on Form N-14; and (2) under the captions "Goals, Strategies, and Risks – Policies and Procedures Regarding the Release of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information of Franklin Mutual International Fund dated May 1, 2019, which was filed on Form N-1A with the Securities and Exchange Commission in Post-Effective Amendment No. 61 (File No. 33-18516) and incorporated by reference in the Statement of Additional Information which is included in this Registration Statement on Form N-14.

We also consent to the incorporation by reference of our reports, dated February 20, 2019 on the financial statements and financial highlights of Franklin Mutual International Fund and Franklin Mutual Global Discovery Fund (both a series of Franklin Mutual Series Funds) as of December 31, 2018, which are included in this Registration Statement on Form N-14.

/s/ Ernst & Young LLP
Boston, Massachusetts
September 23, 2019